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                                                                     EXHIBIT 8.1


July 2, 2002


Mr. Steven Davidson
Vice President
Psychiatric Solutions, Inc.


Dear Mr. Davidson:

This letter states our opinions regarding certain U.S. federal income tax consequences(1) to PMR Corporation, ("PMR"), Psychiatric Solutions, Inc. ("PSI"), and Psychiatric Solutions, Inc. stockholders ("PSI stockholders") associated with the "Agreement and Plan of Merger" ("Agreement") described below.

The opinions stated in this letter memorialize our conclusions concerning the Merger, and are based upon existing provisions of the Internal Revenue Code of 1954 and the Internal Revenue Code of 1986, as amended ("the Code"), the Treasury Department regulations promulgated thereunder (final, temporary and proposed), published Revenue Rulings and Revenue Procedures of the Internal Revenue Service ("IRS") and judicial decisions as were in effect on July 1, 2002. All such authorities are subject to change at any time, either prospectively or retroactively, and any such changes could significantly modify the opinions stated in this letter. In rendering our opinion, we undertake no responsibility to advise you of any such changes or of any developments in the application or interpretation of the federal income tax laws. The opinions stated in this letter may not be relied upon to the extent that there are changes or material developments in the application or interpretation of the federal income tax laws that relate to the transactions that are the subject of this letter.

A number of issues raised by the matters addressed in this letter, including matters upon which we have stated opinions, are complex and have not been definitely resolved by the tax laws. The opinions stated in this letter are based on our interpretation of existing law and our belief regarding what a court would reasonably conclude if presented with relevant issues. However, we cannot assure that our interpretations will prevail if the issues become the subjects of judicial or administrative proceedings. Realization of the tax consequences set forth in this letter is subject to the significant risk that the IRS may challenge the tax treatment and that a court could sustain such challenge.





(1) With respect to the Merger, we have not addressed any state or local or non-U.S. tax consequences.


                                                                             (1)

Because taxpayers generally bear the burden of proof required to support items challenged by the IRS, the opinions stated in this letter are based upon the assumption that the appropriate taxpayer will undertake the appropriate effort and expense to fully present the case in support of any IRS challenges.

No ruling has been requested from the IRS with respect to the Merger, and no assurance can be given that the IRS will accept the treatment described below.

I) REPRESENTATIONS AND ASSUMPTIONS

The opinions stated in this letter are based upon our understanding of the facts related to the Merger, as described herein. In the event that there is a difference between the actual facts related to the Merger and our understanding of the facts, as detailed in this letter, it is likely that the opinions stated in this letter could become inapplicable, in whole or in part.

II) THE MERGER

With regard to the Merger, we have assumed the following based on the terms, conditions and other provisions of the Agreements as well as any amendments thereto, all of the factual information, descriptions, representations and assumptions set forth in your representation letter dated July 3, 2002, and in the Proxy Statement/Prospectus dated June 12, 2002, and mailed to shareholders of both companies in connection with the special meetings of shareholders to approve the Merger.

An Agreement And Plan Of Merger ("Agreement") was made and entered into as of May 6, 2002, by and between PMR Corporation, a Delaware corporation ("PMR"), PMR Acquisition Corporation, a Delaware corporation ("Merger Sub"), and Psychiatric Solutions, Inc., a Delaware corporation ("PSI").

Upon the terms and subject to the conditions of the Agreement and in accordance with the Delaware General Corporation Law ("DGCL"), PMR and PSI will enter into a business combination transaction pursuant to which Merger Sub will merge with and into PSI ("Merger").

Pursuant to the Merger, among other things, each outstanding share of capital stock of PSI ("PSI Capital Stock") shall be converted into shares of common stock of PMR, par value $0.01 per share ("PMR Common Stock").

The parties intend, by executing the Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code and to cause the Merger to qualify as a reorganization under the provisions of Section 368(a) of the Code.



                                                                             (2)
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At the Effective Time (as defined in the Agreement), Merger Sub shall be merged with and into PSI, and as a result of the Merger, the separate corporate existence of Merger Sub shall cease, and PSI shall continue as the surviving corporation of the Merger ("Surviving Corporation").

As promptly as practicable, the parties shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant portions of the DGCL.

At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. In general, this means that all the property, rights, privileges, powers and franchises of each of PSI and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of PSI and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

At the Effective Time, the Certificate of Incorporation of PSI as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the amended and restated Certificate of Incorporation of the Surviving Corporation, shall read as follows: "The name of this corporation is Psychiatric Solutions Hospitals, Inc."

At the Effective Time, the Bylaws of PSI as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to Psychiatric Solutions Hospitals, Inc.

As promptly as practicable, the Certificate of Incorporation of PMR shall be amended and restated to read as follows: "The name of this corporation is Psychiatric Solutions, Inc."

By virtue of the Merger and without any action on the part of PMR, Merger Sub, PSI or the holders of any of PSI's securities, each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Each share of common stock, par value $0.01 per share, of PSI (the "PSI Common Stock") issued and outstanding immediately prior to the Effective Time (other than shares to be canceled) shall be converted into the right to receive
0.115125 shares of fully paid and nonassessable shares of PMR Common Stock.

Each issued and outstanding share of PSI's Series A Preferred Stock ("PSI Series A Preferred Stock") shall be converted into the right to receive 0.246951 shares of fully paid and nonassessable shares of PMR Common Stock.



                                                                             (3)

Each issued and outstanding share of PSI's Series B Preferred Stock ("PSI Series B Preferred Stock") shall be converted into the right to receive 0.312864 shares of fully paid and nonassessable shares of PMR Common Stock.

At the Effective Time, all shares of PSI Capital Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates that immediately prior the Effective Time represented any such shares (a "Certificate" or "Certificates") shall cease to have any rights with respect thereto, except the right to receive the PMR Common Stock and any cash in lieu of fractional shares of PMR Common Stock to be issued in consideration therefor upon surrender of such Certificate.

Each share of PSI Common Stock or PSI Preferred Stock issued and outstanding immediately prior to the Effective Time that is restricted or not fully vested shall upon such conversion and exchange have the same restrictions or vesting arrangements applicable to such shares prior to the conversion.

At the Effective Time, all shares of PSI Capital Stock that are owned by PSI as treasury stock, and each share of PSI Capital Stock owned by any direct or indirect wholly owned PSI Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

No fraction of a share of PMR Common Stock will be issued, but in lieu thereof each holder of shares of PSI Capital Stock who would otherwise be entitled to a fraction of a share of PMR Common Stock (after aggregating all fractional shares of PMR Common Stock to be received by such holder) shall receive from PMR an amount of cash in lieu of such fractional shares.

Prior to the Effective Time, PMR shall distribute to holders of PMR Common
Stock: PMR Cash Equivalents in excess of $5.05 million, provided that its Cash and Equivalents at the Effective Time are in excess of $5.05 Million.

In addition to the foregoing assumptions, you have represented the following regarding the Merger:

        1. The Merger will be a statutory merger in accordance with the applicable provisions of the DGCL.

        2. It is intended by the parties that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code.

        3. Following the transaction, PSI will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the transaction, excluding assets transferred from PMR to Merger Sub in pursuance of the




                                                                             (4)
                plan of reorganization. For purposes of this representation, amounts paid by PSI or Merger Sub to dissenters, amounts paid by PSI or Merger Sub to shareholders who receive cash or other property, amounts used by PSI or Merger Sub to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by PSI will be included as assets of PSI or Merger Sub, respectively, immediately prior to the transaction.

        4. Prior to the transaction, PMR will be in control of Merger Sub within the meaning of Section 368(c) of the Code.

        5. No two parties to the Merger are investment companies as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

        6. PSI is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

        7. Except as described in the Proxy Statement/Prospectus, no dividends or distributions, other than regular or normal dividends or distributions, will be made with respect to any PSI stock prior to the Merger. After the Merger, no dividends or distributions will be made to the former PSI shareholders by PMR, other than regular or normal dividend distributions made with regard to all shares of PMR Common Stock.

        8. The Merger is being effected for bona fide business reasons as described in the Agreement.

        9. PSI has no intention to issue additional shares of stock that would result in PMR losing control of PSI within the meaning of
                Section 368(c) of the Code.

        10. PSI has no intention to cause PMR to liquidate PSI, to merge PSI with or into another corporation, to sell or otherwise dispose of the stock of PSI except for transfers of stock to corporations controlled by PMR, or to cause PSI to sell or otherwise dispose of any of its assets or of any of the assets acquired from Merger Sub, except for dispositions made in the ordinary course of business or transfers of assets to corporations controlled by PSI.

        11. The liabilities of Merger Sub, if any, assumed by PSI and the liabilities to which the transferred assets of Merger Sub are subject, if any, were incurred in the ordinary course of its business.

        12. Following the transaction, PSI will continue its historic business or use a significant portion of its historic business assets in a business.

        13. There is no intercorporate indebtedness existing between PMR and PSI or between Merger Sub and PSI that was issued, acquired, or will be settled at a discount.



                                                                             (5)

        14. In the transaction, shares of PSI stock representing control of PSI, as defined in Section 368(c) of the Code, will be exchanged solely for voting stock of PMR. For purposes of this representation, shares of PSI stock exchanged for cash or other property originating with PMR will be treated as outstanding PSI stock on the date of the transaction.

        15. At the time of the transaction, PSI will not have outstanding any warrants, options, convertible securities, or any other type of right, except those listed in the Agreement, pursuant to which any person could acquire stock in PSI that, if exercised or converted, would affect PMR's acquisition or retention of control of PSI, as defined in Section 368(c) of the Code.

        16. The payment of cash in lieu of fractional shares of PMR stock is solely for the purpose of avoiding the expense and inconvenience to PMR of issuing fractional shares and does not represent separately bargained for consideration.

        17. Excluding the payment of cash in lieu of fractional shares, the payment of cash in lieu of PMR shares to dissenting PSI shareholders, and the payment of cash in lieu of continued ownership in PMR to dissenting PMR shareholders is solely for the purpose of complying with state law dissenter's rights, and does not represent separately bargained for consideration.

III) ISSUES

With regard to the Merger, we have been asked to opine on the following issues:

        1) Will the Merger constitute a reorganization within the meaning of Section 368(a) of the Code?

        2) Are PMR and Psychiatric Solutions each a "party to a reorganization" within the meaning of Section 368(b) of the Code?

        3) Will any gain or loss be recognized by PMR, Psychiatric Solutions or Psychiatric Solutions stockholders (except to the extent of any cash received) as a result of the Merger?

IV) SUMMARY OF OPINIONS

Subject to the analysis set out in Part V below, it is our opinion that the material federal income tax consequences described below should result with regard to the following issues, and that each such opinion is supported by a good faith belief that such opinions are warranted in existing law or can be supported by a good faith argument for extension, modification, or reversal of existing law. In addition, it is our opinion that the appropriate taxpayer should succeed if the matter is litigated or if the issues become subjects of judicial or administrative proceedings.




                                                                             (6)
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        1)      The Merger should constitute a reorganization within the meaning of Section 368(a) of the Code.

        2) PMR and Psychiatric Solutions should each be considered a "party to a reorganization" within the meaning of Section 368(b) of the Code.

        3) No gain or loss should be recognized by PMR, Psychiatric Solutions or Psychiatric Solutions stockholders (except to the extent of any cash received) as a result of the Merger.

V) DISCUSSION

1) SECTION 354 OF THE CODE:

Section 354 of the Code provides the following in pertinent part:

        (a) General rule.

                (1) In general.
                No gain or loss shall be recognized if stock or securities in a corporation a party to reorganization are, in pursuance of the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation a party to the reorganization.

2) SECTION 361 OF THE CODE:

Section 361 of the Code provides the following in pertinent part:

                (a) General rule.
                No gain or loss shall be recognized to a corporation if such corporation is a party to a reorganization and exchanges property, in pursuance of the plan of reorganization, solely for stock or securities in another corporation a party to the reorganization.

3) SECTION 368 OF THE CODE:

Section 368 of the Code provides the following in pertinent part:

        (A)     REORGANIZATION.

                (1) In general. For purposes of parts I and II and this part, the term "reorganization" means--
                (A) a statutory merger or consolidation;

                (F) a mere change in identity, form, or place of organization of one corporation, however effected; or


                                                                             (7)

                (2) Special rules relating to paragraph (1).
                (E) Statutory merger using voting stock of corporation controlling merged corporation. A transaction otherwise qualifying under paragraph (1)(A) shall not be disqualified by reason of the fact that stock of a corporation (referred to in this subparagraph as the "controlling corporation") which before the merger was in control of the merged corporation is used in the transaction, if--
                (i) after the transaction, the corporation surviving the merger holds substantially all of its properties and of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction); and
                (ii) in the transaction, former shareholders of the surviving corporation exchanged, for an amount of voting stock of the controlling corporation, an amount of stock in the surviving corporation which constitutes control of such corporation.

        (B)     PARTY TO A REORGANIZATION.

                For purposes of this part, the term "a party to a reorganization" includes--
                (1) a corporation resulting from a reorganization, and
                (2) both corporations, in the case of a reorganization resulting from the acquisition by one corporation of stock or properties of another.
                In the case of a reorganization qualifying under paragraph
                (1)(B) or (1)(C) of subsection (a), if the stock exchanged for the stock or properties is stock of a corporation which is in control of the acquiring corporation, the term "a party to a reorganization" includes the corporation so controlling the acquiring corporation. In the case of a reorganization qualifying under paragraph (1)(A), (1)(B), (1)(C), or (1)(G) of subsection (a) by reason of paragraph (2)(C) of subsection
                (a), the term "a party to a reorganization" includes the corporation controlling the corporation to which the acquired assets or stock are transferred. In the case of a reorganization qualifying under paragraph (1)(A) or (1)(G) of subsection (a) by reason of paragraph (2)(D) of that subsection , the term "a party to a reorganization" includes the controlling corporation referred to in such paragraph (2)(D). In the case of a reorganization qualifying under subsection (a)(1)(A) by reason of subsection (a)(2)(E), the term "party to a reorganization" includes the controlling corporation referred to in subsection
                (a)(2)(E).

        (C)     CONTROL DEFINED.

                For purposes of part I (other than Section 304), part II, this part, and part V, the term "control" means the ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation.



                                                                             (8)

4) TREASURY REGULATION SECTION 1.368-2:

Treasury Regulation Section 1.368-2 provides the following in pertinent part:

        (A) The application of the term "reorganization" is to be strictly limited to the specific transactions set forth in Section 368(a). The term does not embrace the mere purchase by one corporation of the properties of another corporation. ...

        (B)
                (1) In order to qualify as a reorganization under Section 368(a)(1)(A) the transaction must be a merger or consolidation effected pursuant to the corporation laws of the United States or a State or territory, or the District of Columbia.

        (F) The term "a party to a reorganization" includes a corporation resulting from a reorganization, and both corporations, in a transaction qualifying as a reorganization where one corporation acquires stock or properties of another corporation. If a transaction otherwise qualifies as a reorganization, a corporation remains a party to the reorganization even though stock or assets acquired in the reorganization are transferred in a transaction described in paragraph (k) of this Section. If a transaction otherwise qualifies as a reorganization, a corporation shall not cease to be a party to the reorganization solely by reason of the fact that part or all of the assets acquired in the reorganization are transferred to a partnership in which the transferor is a partner if the continuity of business enterprise requirement is satisfied. See ss. 1.368-1(d). The preceding three sentences apply to transactions occurring after January 28, 1998, except that they do not apply to any transaction occurring pursuant to a written agreement which is binding on January 28, 1998, and at all times thereafter. A corporation controlling an acquiring corporation is a party to the reorganization when the stock of such controlling corporation is used in the acquisition of properties. Both corporations are parties to the reorganization if, under statutory authority, Corporation A is merged into Corporation B. All three of the corporations are parties to the reorganization if, pursuant to statutory authority, Corporation C and Corporation D are consolidated into Corporation E. Both corporations are parties to the reorganization if Corporation F transfers substantially all its assets to Corporation G in exchange for all or a part of the voting stock of Corporation G. All three corporations are parties to the reorganization if Corporation H transfers substantially all its assets to Corporation K in exchange for all or a part of the voting stock of Corporation L, which is in control of Corporation K. Both corporations are parties to the reorganization if Corporation M transfers all or part of its assets to Corporation N in exchange for all or a part of the stock and securities of Corporation N, but only if (1)




                                                                             (9)
                immediately after such transfer, Corporation M, or one or more of its shareholders (including persons who were shareholders immediately before such transfer), or any combination thereof, is in control of Corporation N, and (2) in pursuance of the plan, the stock and securities of Corporation N are transferred or distributed by Corporation M in a transaction in which gain or loss is not recognized under Section 354 or 355, or is recognized only to the extent provided in Section 356. Both Corporation O and Corporation P, but not Corporation S, are parties to the reorganization if Corporation O acquires stock of Corporation P from Corporation S in exchange solely for a part of the voting stock of Corporation O, if (1) the stock of Corporation P does not constitute substantially all of the assets of Corporation S, (2) Corporation S is not in control of Corporation O immediately after the acquisition, and (3) Corporation O is in control of Corporation P immediately after the acquisition.

        (J) (1) This paragraph (j) prescribes rules relating to the application of Section 368(a)(2)(E).
                (2) Section 368(a)(2)(E) does not apply to a consolidation.
                (3) A transaction otherwise qualifying under Section 368(a)(1)(A) is not disqualified by reason of the fact that stock of a corporation (the controlling corporation) which before the merger was in control of the merged corporation is used in the transaction, if the conditions of Section 368(a)(2)(E) are satisfied. Those conditions are as follows:
                (i) In the transaction, shareholders of the surviving corporation must surrender stock in exchange for voting stock of the controlling corporation. Further, the stock so surrendered must constitute control of the surviving corporation. Control is defined in Section 368(c). The amount of stock constituting control is measured immediately before the transaction. For purposes of this subdivision (i), stock in the surviving corporation which is surrendered in the transaction (by any shareholder except the controlling corporation) in exchange for consideration furnished by the surviving corporation (and not by the controlling corporation of the merged corporation) is considered not to be outstanding immediately before the transaction. For effect on "substantially all" test of consideration furnished by the surviving corporation, see paragraph (j)(3)(iii) of this Section.
                (ii) Except as provided in paragraph (k)(2) of this Section, the controlling corporation must control the surviving corporation immediately after the transaction.
                (iii) After the transaction, except as provided in paragraph
                (k)(2) of this Section, the surviving corporation must hold substantially all of its own properties and substantially all of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction). The term "substantially all" has the same meaning as in Section 368(a)(1)(C). The "substantially all" test applies separately to the merged corporation and to the surviving corporation. In applying the "substantially all" test to the




                                                                            (10)
                surviving corporation, consideration furnished in the transaction by the surviving corporation in exchange for its stock is property of the surviving corporation which it does not hold after the transaction. In applying the "substantially all" test to the merged corporation, assets transferred from the controlling corporation to the merged corporation in pursuance of the plan of reorganization are not taken into account. Thus, for example, money transferred from the controlling corporation to the merged corporation to be used for the following purposes is not taken into account for purposes of the "substantially all" test:
                (A) To pay additional consideration to shareholders of the surviving corporation;
                (B) To pay dissenting shareholders of the surviving corporation;
                (C) To pay creditors of the surviving corporation;
                (D) To pay reorganization expenses; or
                (E) To enable the merged corporation to satisfy state minimum capitalization requirements (where the money is returned to the controlling corporation as part of the transaction).
                (iv) Paragraphs (j)(3)(ii) and (iii) of this Section apply to transactions occurring after January 28, 1998, except that they do not apply to any transaction occurring pursuant to a written agreement which is binding on January 28, 1998, and at all times thereafter.
                (4) The controlling corporation may assume liabilities of the surviving corporation without disqualifying the transaction under Section 368(a)(2)(E). An assumption of liabilities of the surviving corporation by the controlling corporation is a contribution to capital by the controlling corporation to the surviving corporation. If, in pursuance of the plan of reorganization, securities of the surviving corporation are exchanged for securities of the controlling corporation, or for other securities of the surviving corporation, see Sections 354 and 356.
                (5) In applying Section 368(a)(2)(E), it makes no difference if the merged corporation is an existing corporation, or is formed immediately before the merger, in anticipation of the merger, or after preliminary steps have been taken to otherwise acquire control of the surviving corporation. ...

5) SECTION 1032 OF THE CODE:

Section 1032 of the Code provides the following in pertinent part:

         (a) Nonrecognition of gain or loss.
         No gain or loss shall be recognized to a corporation on the receipt of money or other property in exchange for stock (including treasury stock) of such corporation. No gain or loss shall be recognized by a corporation with respect to any lapse or acquisition of an option, or with respect to a securities futures


                                                                            (11)
        contract (as defined in Section 1234B), to buy or sell its stock (including treasury stock).

6) SECTION 302 OF THE CODE:

Section 302 of the Code provides the following in pertinent part:

        (a) General rule.
        If a corporation redeems its stock (within the meaning of Section 317(b)), and if paragraph (1), (2), (3), or (4) of subsection (b) applies, such redemption shall be treated as a distribution in part or full payment in exchange for the stock.

        (b) Redemptions treated as exchanges.
        (1) redemptions not equivelant to dividends.
        Subsection (a) shall apply if the redemption is not essentially equivalent to a dividend.
        (2) Substantially disproportionate redemption of stock.
        (A) In general. Subsection (a) shall apply if the distribution is substantially disproportionate with respect to the shareholder.
        (B) Limitation. This paragraph shall not apply unless immediately after the redemption the shareholder owns less than 50 percent of the total combined voting power of all classes of stock entitled to vote.
        (C) Definitions. For purposes of this paragraph, the distribution is substantially disproportionate if--
        (i) the ratio which the voting stock of the corporation owned by the shareholder immediately after the redemption bears to all of the voting stock of the corporation at such time, is less than 80 percent of--
        (ii) the ratio which the voting stock of the corporation owned by the shareholder immediately before the redemption bears to all of the voting stock of the corporation at such time.
        For purposes of this paragraph, no distribution shall be treated as substantially disproportionate unless the shareholder's ownership of the common stock of the corporation (whether voting or nonvoting) after and before redemption also meets the 80 percent requirement of the preceding sentence. For purposes of the preceding sentence, if there is more than one class of common stock, the determinations shall be made by reference to fair market value.
        (D) Series of redemptions. This paragraph shall not apply to any redemption made pursuant to a plan the purpose or effect of which is a series of redemptions resulting in a distribution which (in the aggregate) is not substantially disproportionate with respect to the shareholder.
        (3) Termination of shareholder's interest.
        Subsection (a) shall apply if the redemption is in complete redemption of all of the stock of the corporation owned by the shareholder.



                                                                            (12)

         (4) Redemption from noncorporate shareholder in partial liquidation. Subsection (a) shall apply to a distribution if such distribution is--
         (A) in redemption of stock held by a shareholder who is not a corporation, and
         (B) in partial liquidation of the distributing corporation.

VII) CONCLUSIONS

1) THE MERGER SHOULD CONSTITUTE A REORGANIZATION WITHIN THE MEANING OF SECTION 368(A) OF THE CODE.

As provided in Section 368(a)(1)(A) of the Code, a reorganization means a statutory merger or consolidation, such as a statutory merger under the DGCL. Further, as provided in Section 368(a)(2)(E) of the Code, a transaction otherwise qualifying under Section 368(a)(1)(A) shall not be disqualified by reason of the fact that stock of a corporation controlling the merged corporation, such as PMR stock, is used in the transaction, if the other requirements of Section 368(a)(2)(E) are satisfied.

Due to the fact that the Merger will be considered a statutory merger under DGCL, it should constitute a reorganization within the meaning of Section 368(a) of the Code. The Merger's qualification as a reorganization will not be disqualified by reason of the fact that the stock of PMR, which is a corporation, which will be in control of Merger Sub immediately before the transaction, will be used in the transaction. The use of PMR stock will qualify under Section 368(a)(2)(E) of the Code because after the transaction, PSI will hold substantially all of its properties and the properties of Merger Sub(2); and in the transaction, former shareholders of PSI will exchange, for approximately 72 percent of PMR, the controlling corporation, 100 percent of the stock of PSI, which is an amount of stock in PSI which constitutes control of the corporation.

Finally, when PMR changes its name to Psychiatric Solutions, Inc, this should also constitute a reorganization within the meaning of Section 368(a) of the Code as a mere change in identity under Section 368(a)(1)(F).

2) PMR AND PSYCHIATRIC SOLUTIONS SHOULD EACH BE CONSIDERED A "PARTY TO A REORGANIZATION" WITHIN THE MEANING OF SECTION 368(B) OF THE CODE.

As provided in Section 368(b) of the Code, "a party to a reorganization" includes both corporations in the case of a reorganization resulting from the acquisition by one corporation of







(2) While there is no exact definition of "substantially all", for Private Letter Ruling purposes, Rev. Proc. 86-42, 1986-2 C.B. 722, 724 amplifying Rev. Proc. 77-37, 1977-2 C.B. 568, holds that the transfer of 70 percent of the fair market value of gross assets and 90 percent of the fair market value of net assets will be deemed "substantially all". You have represented that both PSI and Merger Sub will meet this test.

                                                                            (13)
stock or properties of another. Further the term "party to a reorganization" also includes a controlling corporation referred to in Section 368(a)(2)(E).

Therefore, by nature of the fact that the Merger should constitute a reorganization within the meaning of Section 368(a) of the Code, PSI, as the acquiring corporation of Merger Sub's properties should be considered a party to a reorganization.

Further, due fact that the Merger should qualify as a reorganization by reason of Section 368(a)(2)(E), PMR as the controlling corporation in the Merger should also be considered a party to a reorganization.

3) NO GAIN OR LOSS SHOULD BE RECOGNIZED BY PMR, PSYCHIATRIC SOLUTIONS, OR PSYCHIATRIC SOLUTIONS STOCKHOLDERS (EXCEPT TO THE EXTENT OF ANY CASH RECEIVED) AS A RESULT OF THE MERGER.

PMR:

As provided in Section 354(a)(1) of the Code, no gain or loss should be recognized by PMR upon the receipt of PSI common stock solely in exchange for stock of Merger Sub.

PSI:

As provided in Section 1032(a) of the Code, no gain or loss should be recognized by PSI upon the receipt of the assets of Merger Sub under Delaware state law, in exchange for shares of Psychiatric Solutions stock.

PSI stockholders:

As provided in Section 354(a)(1) of the Code, no gain or loss should be recognized by PSI stockholders (except to the extent of any cash received) upon the exchange of their PSI stock solely for PMR stock.

The payment of cash in lieu of fractional share interests in PMR stock should be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by PMR. These cash payments should be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.

If solely cash is received by dissenting PSI stockholders in exchange for their PSI stock, the cash payment should be treated as received by the stockholder as a distribution in redemption of the stockholder's stock subject to the provisions and limitations of Section 302(a) of the Code.





                                                                            (14)

SCOPE OF THE OPINION

The foregoing opinion addresses only those items set forth in the "Issues" section of this letter and, therefore, no opinion is hereby expressed regarding any other federal, state, local, or foreign tax issue or on any other matter not specifically described herein. The opinion is being furnished only to you and solely for your benefit, and may not be used or relied upon for any other purpose, and may not be circulated, quoted, or otherwise referred to for any other purpose without our express written consent.

Notwithstanding the foregoing, we hereby consent to the filing of this opinion as an exhibit to the Registration Statement and reference to this firm under the heading "Legal Matters" in the joint proxy statement/prospectus.

If you wish to discuss any of this information further please contact John Campbell or Matthew Joffe at (615) 360-5500.

Very Truly Yours,


/s/ Kruse & Associates, P.C.


Kruse & Associates, P.C.